UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
(Rule 14c -101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)of the Securities
 Exchange Act of 1934 (Amendment No.___)

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☐	Preliminary Information Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

GEORGIA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2011
ANNUAL MEETING
 & INFORMATION STATEMENT

www.georgiapower.com

GEORGIA POWER COMPANY
Atlanta, Georgia

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 10, 2011

The 2011 Annual Meeting of Shareholders of Georgia Power Company will be held on May 10, 2011 at 7:30 a.m., Eastern Time, at the Company’s Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, to elect 11 members of the board of directors and to transact any other business that may properly come before said meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 31, 2011 will be entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Georgia Power Company Corporate Secretary at (404) 506-6526.

The Information Statement and the 2010 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2010 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011.

This Information Statement and the 2010 Annual Report are also available to you at www.georgiapower.com/financial.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Melissa K. Caen
Assistant Secretary

Atlanta, Georgia
April 15, 2011

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Georgia Power Company (Company) in connection with the 2011 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 10, 2011 at 7:30 a.m., Eastern Time, at the Company’s Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374.  This Information Statement is initially being provided to shareholders on or about April 15, 2011.  This Information Statement and the 2010 Annual Report are also available on the internet at www.georgiapower.com/financial.

At the meeting, the shareholders will vote to elect 11 members to the board of directors and transact any other business that may properly come before the meeting. We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company’s common stock and Class A preferred stock on the record date of  March 31, 2011 are entitled to notice of and to vote at the meeting. On that date, there were 9,261,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 1,800,000 shares of Class A preferred stock outstanding on that date. With respect to the election of directors, all of the outstanding shares of Class A preferred stock are entitled to vote as a single class with the Company’s common stock. Each share of outstanding common stock counts as one vote and each share of outstanding Class A preferred stock counts as one-fourth vote. Neither the Company’s charter nor bylaws provides for cumulative voting rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion for the 2012 annual meeting, shareholder proposals must be received by the Company no later than February 15, 2012.

NOMINEES FOR ELECTION AS DIRECTORS

A board of 11 directors is to be elected at the annual meeting, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a director. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, offices held, and descriptions of their business experience.  The background, experiences, and strengths of each nominee contribute to the diversity of the Company’s board.  The information is current as of the date of this Information Statement.

W. Paul Bowers – Director since 2010
Mr. Bowers, 54, is president and chief executive officer of the Company, which is the largest subsidiary of Southern Company.  Prior to assuming his current position, Mr. Bowers served as the chief operating officer of the Company from August 2010 to December 2010.  He previously served as executive vice president and chief financial officer of Southern Company from February 2008 to August 2010 and before that he served as president of Southern Company Generation, a business unit of Southern Company, from May 2007 to February 2008.  He serves on the boards of Nuclear Electric Insurance Limited, the Georgia Chamber of Commerce, the Georgia Department of Economic Development, the Metro Atlanta Chamber of Commerce, and the Woodruff Arts Center.  He is vice chair of the Georgia Partnership for Excellence in Education and a member of the Federal Reserve Bank of Atlanta’s energy policy council.  Mr. Bowers’ knowledge of the Company’s business and industry, including the regulatory structure, and his operational and financial expertise, make him uniquely qualified to serve on the board.

Robert L. Brown, Jr.  – Director since 2003
Mr. Brown, 59, is president and chief executive officer of R. L. Brown & Associates Inc. (architectural, planning, and construction management company), Decatur, Georgia. In 1984, Mr. Brown established R. L. Brown & Associates, Inc. to provide architectural and construction management on projects for corporate clients and private/government groups.  His company has designed many projects throughout metro-Atlanta and Alabama including the Birmingham Civil Rights Institute, Cascade Elementary School, Clark Atlanta University Student Center and Parking Facility, academic buildings for DeKalb College and Spelman College, and the 1996 Olympic Tennis Venue.  He is also a director of Citizens Trust Bank where he serves on the Governance and Audit/Compliance Committees.  Mr. Brown also serves on the boards of the Georgia Chamber of Commerce and the Georgia Public Policy Foundation and as chairman for the Georgia Partnership for Excellence in Education and the DeKalb County Public Schools Foundation, Inc.  Mr. Brown’s experiences in business and community affairs are valuable to the board.

Anna R. Cablik – Director since 2001
Ms. Cablik, 58, is president of Anatek, Inc. and Anasteel & Supply Company, LLC (supplier of fabricated concrete reinforcing steel), Ellenwood, Georgia.  She was also president of MassAna Construction LLC (general construction), Marietta, Georgia, until December 2006.  Ms. Cablik is a partner of PanAmerican Logistics, PanAmerican International, PanAmerican Transport, and Camana Holdings, L.L.C., Atlanta, Georgia.  She is also a director of BB&T Corporation where she serves as a member of the Compensation and Nominating and Corporate Governance Committees.  As the owner and operator of a company, Ms. Cablik has over 20 years of experience overseeing the preparation of financial statements and the review of accounting matters.  Ms. Cablik’s entrepreneurial and business-building skills and experience, having successfully founded and grown several businesses, and her extensive career managing a diverse portfolio of projects, provide risk assessment skills and experience to the board.

Thomas A. Fanning – Director since 2010
Mr. Fanning, 54, has been chairman of the board and chief executive officer of Southern Company since December 2010 and also president since August 2010.  He previously served as chief operating officer of Southern Company from February 2008 through July 2010; executive vice president and chief financial officer of Southern Company from May 2007 through January 2008; and executive vice president, chief financial officer, and treasurer of Southern Company from April 2003 to May 2007.  He has been an employee of the Southern Company system for 30 years.  The numerous positions Mr. Fanning has held within the Southern Company system uniquely qualify him to be a director of the Company.  He understands the electric utility business, the regulatory environment, and other industry-specific matters that affect the Company.  Mr. Fanning is also a director of The St. Joe Company, serving as Chair of the Audit and Finance Committee.  He is also a director of Alabama Power Company, Southern Power Company, and a number of other Southern Company system companies.

Stephen S. Green – Director since 2008
Mr. Green, 62, is president and chief executive officer of Stephen Green Properties, Inc. (commercial real estate investment company), Savannah, Georgia.  Mr. Green founded Stephen Green Properties in 1987 after spending a number of years as president of a family business, Green Distributors, a Frito-Lay distributor for southeast Georgia. He is a director and vice chairman of First Chatham Bank Financial Corporation as well as a director and chairman of First Chatham Bank serving on the Compensation Committee.  He is a past chair of the Georgia Ports Authority and the Savannah Area Chamber of Commerce.  Mr. Green’s real estate investment and development experience and his knowledge of business and civic activities in Georgia’s coastal area bring important insights to the board.

Jimmy C. Tallent – Director since 2007
Mr. Tallent, 58, is president, chief executive officer, and director of United Community Banks, Inc. (UCBI), Blairsville, Georgia.  UCBI operates banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina, and east Tennessee.  He serves on the board of trustees of Young Harris College and as a director of the Georgia Cities Foundation.  Mr. Tallent’s strong financial experience and his commitment to customer service and the business community make him a valuable member of the board.

Charles K. Tarbutton – Director since 2010
Mr. Tarbutton, 44, is the assistant vice president of the Sandersville Railroad Company (a shortline freight railroad company serving industrial customers), Sandersville, Georgia.  Mr. Tarbutton has served as a director and officer of the Georgia Chamber of Commerce for more than 10 years and currently serves as chairman of the Education and Workforce Development Committee.   Mr. Tarbutton’s financial background, leadership experience, and involvement in the industrial community enable him to provide valuable insights to the board.

Beverly Daniel Tatum – Director since 2008
Dr. Tatum, 56, is president of Spelman College, Atlanta, Georgia.  She has been president of Spelman College since 2002 and is a renowned scholar, teacher, clinical psychologist, and race relations expert. Previously, she spent 13 years at Mount Holyoke College where she served as a psychology professor, department chair, dean of the college, and acting president.  Dr. Tatum also serves on the board of the Metro Atlanta Chamber of Commerce and on the boards of trustees of the Woodruff Arts Center and the Community Foundation of Atlanta.  Her keen understanding of the educational challenges in the State of Georgia and her extensive experience researching and creating awareness around diversity issues make her a valuable member of the board.

D. Gary Thompson – Director since 2003
Mr. Thompson, 64, retired as chief executive officer of Georgia Banking, Wachovia Bank, N.A., Atlanta, Georgia, and executive vice president of Wachovia Corporation, Charlotte, North Carolina, effective December 2004.  He is a director of American Family Life Assurance Company of Columbus where he serves as a member of the Compensation and Corporate Governance Committees.  Mr. Thompson is also on the boards of the Chastain Park Conservatory and the Georgia Chamber of Commerce.  Mr. Thompson’s wealth of experience in the areas of banking, finance, and corporate governance has been valuable to the board.

Richard W. Ussery – Director since 2001
Mr. Ussery, 63, retired as chairman of the board of Total System Services, Inc. (TSYS) credit card processing facility, Columbus, Georgia, effective January 2006. He previously served as chief executive officer and chairman of the board of TSYS from 1992 until July 2004. He is a director of TSYS.  Mr. Ussery’s leadership skills, extensive knowledge of and experience in the payment services and financial services industries, and understanding of business give him unique insights into the challenges and opportunities facing the Company.  He has made valuable contributions to the board.

E. Jenner Wood, III – Director since 2001
Mr. Wood, 59, is chairman, president, and chief executive officer of SunTrust Bank, Atlanta/Georgia Division and executive vice president of SunTrust Banks Inc., Atlanta, Georgia. He is a director of Oxford Industries, Inc. and Crawford & Company, where he serves on the Compensation Committee.  Mr. Wood’s leadership experience and knowledge of banking and finance are beneficial to the board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of 11 members.  The current nominees for election as directors consist of nine non-employee directors and Mr. Bowers, the president and chief executive officer of the Company, and Mr. Fanning, chairman of the board, president, and chief executive officer of Southern Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt, preferred stock, and preferred securities on the New York Stock Exchange (NYSE).  Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance.  The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders.  In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors.  Prior to April 1, 2010, the pay components for non-employee directors were:

Annual cash retainer:
•	$22,000 retainer paid in quarterly amounts of $5,500

•	additional $3,000 retainer paid in quarterly amounts of $750 if serving as chair of a standing board committee

Annual stock retainer:
•	520 shares of Southern Company common stock units paid in quarterly grants of 130 shares

Meeting fees:
•	$1,800 for participation in a meeting of the board

•	$1,200 for participation in a meeting of a committee of the board

•	$1,200 for each day of a visit to a plant or office of the Company and for any other business meeting at which the director participates as a representative of the Company

Effective April 1, 2010, the director compensation program was amended with pay components being as follows:

Annual cash retainer:
•	$44,000 retainer paid in quarterly amounts of $11,000

•	additional $5,000 retainer paid in quarterly amounts of $1,250 if serving as chair of a standing board committee

Annual stock retainer:
•	$30,000 in Southern Company common stock units paid in quarterly grants of $7,500

Meeting fees:
•
Meeting fees are not paid for participation in the initial five meetings of the board in a calendar year.  If more than five meetings of the board are held in a calendar year, $1,800 will be paid for participation in each meeting of the board beginning with the sixth meeting.

•
Meeting fees are not paid for participation in the initial five meetings of a committee in a calendar year. If more than five meetings of a committee are held in a calendar year, $1,200 will be paid for participation in each meeting of the committee beginning with the sixth meeting.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the director, all or a portion of the director’s compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Directors of Georgia Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan) until membership on the board is terminated.  Deferred compensation may be invested, as follows, at the director’s election:

•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in shares of Southern Company common stock upon leaving the board
•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in cash upon leaving the board
•	at the prime interest rate which is paid in cash upon leaving the board

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the director, may be distributed in a lump sum payment or in up to 10 annual distributions after leaving the board.  The Company has established a grantor trust that primarily holds Southern Company common stock that funds the Southern Company common stock units that are distributed in shares of Southern Company common stock.  Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee directors during 2010, including amounts deferred in the Director Deferred Compensation Plan.  Non-employee directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee directors.

			Change in
			Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)
Robert L. Brown, Jr.	37,526	23,407			60,933
Anna R. Cablik	43,600	23,407			67,007
Stephen S. Green	36,000	23,587			59,587
Jimmy C. Tallent	36,000	23,407			59,407
Charles K. Tarbutton (4)	5,261	3,587			8,848
Beverly Daniel Tatum	36,000	23,407			59,407
D. Gary Thompson	39,600	23,407			63,007
Richard W. Ussery	41,200	23,587			64,787
W. Jerry Vereen (5)	40,538	21,532		2,844	64,914
E. Jenner Wood III	44,800	23,407			68,207

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Consists of tax “gross-ups” for the reimbursement of taxes on spousal air travel and gifts/activities provided to attendees at Company sponsored events.
(4)	Charles K. Tarbutton was elected to the Company’s board of directors on August 18, 2010.
(5)	W. Jerry Vereen retired from the Company’s board of directors on September 7, 2010.

BOARD LEADERSHIP STRUCTURE

The board believes that the combined role of chief executive officer and chairman is beneficial to the Company because Mr. Bowers is the director most familiar with the Company’s business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  The chief executive officer brings company-specific experience and expertise, while the Company’s independent directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the directors to hold an executive session of the non-employee directors without management participation at each regularly scheduled board of directors meeting.  The most tenured non-employee member of the board presides over such executive sessions.  Information on how to communicate with the non-employee directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:
•	Members are Mr. Ussery, Chair; Mr. Tallent, and Dr. Tatum
•	Met four times in 2010
•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities.  Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices.  The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee.  The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes.  The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors, and the independent registered public accounting firm.   Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations.  Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com).   The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:
•	Members are Ms. Cablik, Chair; Mr. Thompson, and Mr. Wood
•	Met two times in 2010
•	Oversees the administration of the directors’ compensation arrangements and reviews employee compensation

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company’s chief executive officer and makes recommendations regarding the fees paid to members of the Company’s board of directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers.  It also administers executive compensation plans and reviews management succession plans.  The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

In 2010, the Southern Company Compensation and Management Succession Committee directly retained Towers Watson as its outside compensation consultant.  Towers Watson served as that committee’s independent consultant until Towers Watson spun-off Pay Governance LLC effective July 1, 2010, at which time Pay Governance LLC was retained.  Prior to July 1, 2010, Towers Watson was not otherwise engaged by Southern Company or any of its affiliates.

The Southern Company Compensation and Management Succession Committee informed Towers Watson and later Pay Governance LLC (collectively, Consultant) in writing that it expected the Consultant to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee’s requirements.  The Southern Company Compensation and Management Succession Committee also expected the Consultant to recommend changes to executive compensation and related corporate governance trends.

During 2010, the Consultant assisted the Southern Company Compensation and Management Succession Committee with comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

Executive Committee:
•	Members are Mr. Bowers, Chair; Mr. Brown, Mr. Ussery, and Mr. Wood
•	Met four times in 2010
•	Acts in place of full board on matters that require board action between meetings of the board to the extent permitted by law and within certain limits set by the board

Finance Committee:
•	Members are Mr. Wood, Chair; Ms. Cablik, and Mr. Thompson
•	Met seven times in 2010
•	Reviews the Company’s financial and fiscal affairs and takes actions on behalf of the board to the extent permitted by law and within certain limits set by the board

Nuclear Committee:
•	Members are Mr. Brown, Chair; Mr. Green, and Mr. Tarbutton
•	Met four times in 2010
•	Reviews nuclear activities

BOARD RISK OVERSIGHT

The chief executive officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company.  The board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues.  The Controls and Compliance Committee as part of its review of management’s risk assessment receives a risk report at least twice each year on the Company’s risk profile. This Committee elevates any significant risk issues and changes to the risk profiles to the full board as appropriate.  All significant risks identified on the Company’s risk profile are reviewed with the full board periodically.

DIRECTOR ATTENDANCE

The board of directors met five times in 2010.  Average director attendance at all board and committee meetings was 98%.  No nominee attended less than 75% of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company’s president and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company’s bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect director nominees. Consequently, the board has not established a separate nominating committee and does not accept proposals from preferred shareholders regarding potential candidates for director nominees.  Southern Company’s president and chief executive officer is on the Company’s board and may propose, on behalf of Southern Company, potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Bin 10120, Atlanta, Georgia 30308.  The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed.  The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors.  The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting.  Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary.  One of the Company’s directors attended the Company’s 2010 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the board of directors of Southern Company. The Company’s management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management’s report on the Company’s internal control over financial reporting in the 2010 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scopes and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held 10 meetings during 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.  At the 2011 annual meeting of the Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

William G. Smith, Jr., Chair
Jon A. Boscia
Warren A. Hood, Jr.
Larry D. Thompson

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) — the Company’s principal independent registered public accounting firm for 2009 and 2010:

2009	2010
(in thousands)

Audit Fees(1)	$2,847	$2,780
Audit-Related Fees(2)	11	11
Tax Fees	0	0
All Other Fees	0	0
Total	$2,858	$2,791

(1)	Includes services performed in connection with financing transactions.
(2)	Includes non-statutory audit services in each of 2009 and 2010.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual arrangements letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee’s approval of the independent registered public accounting firm’s annual arrangements letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm.  These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker or dealer, investment adviser or investment banking services, legal services and expert services unrelated to the financial statement audits, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2011 Annual Meeting of Shareholders unless, no later than three business days prior to the day of the meeting, the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308 that such shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, a representative of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if so desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company’s Chief Executive Officer and Chief Financial Officer in 2010, as well as each of the Company’s other three most highly compensated executive officers employed at the end of the year.

Michael. D. Garrett	President and Chief Executive Officer
Ronnie R. Labrato	Executive Vice President, Chief Financial Officer, and Treasurer
W. Paul Bowers	President and Chief Executive Officer
Mickey A. Brown	Executive Vice President
Joseph A. Miller	Executive Vice President

Michael D. Garrett retired as President and Chief Executive Officer on December 31, 2010 and was succeeded by W. Paul Bowers.  Additionally, the compensation of the Company’s former Senior Vice President, Douglas E. Jones, who left the Company in mid-2010 to lead Southern Company Generation is described. Collectively, the officers listed above and these officers are referred to as the Company’s named executive officers.

Executive Summary

Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the Company’s named executive officers for 2010.

	Salary ($)(1)	% of Total	Short-Term Performance Pay ($)(1)	% of Total	Long-Term Performance Pay ($)(1)	% of Total
M. D. Garrett	695,402	26	719,742	27	1,286,467	47
R. R. Labrato	285,099	42	196,792	29	199,623	29
W. P. Bowers	652,189	24	742,400	28	1,301,624	48
M. A. Brown	372,195	38	282,602	29	316,472	33
D. E. Jones	328,988	40	267,721	33	220,752	27
J. A. Miller	310,037	39	283,955	35	209,362	26

(1)  Salary is the actual amount paid in 2010; Short-Term Performance Pay is the actual amount earned in 2010 based on performance; and Long-Term Performance Pay is the value on the grant date of stock options and performance shares granted in 2010.  See the Summary Compensation Table for the amounts of all elements of reportable compensation described in this CD&A.

Business unit financial goals, Southern Company’s earnings per share, and operational goals results for 2010 and relative total shareholder return of Southern Company for the four-year performance-measurement period that ended in 2010 are shown below.

Business unit financial goals:                                   73% of Target
Southern Company earnings per share:                  155% of Target
Operational goals:                                                      185% of Target
Relative total shareholder return:                             106% of Target

These levels of achievement resulted in actual payouts that exceeded targets.  Southern Company’s total shareholder return has been:

1-year:                      20.8%
3-year:                      4.8%
5-year:                      7.1%

Pay Philosophy

The Company’s compensation program (salary and short- and long-term performance pay) is based on the philosophy that total compensation should be:

•	competitive with the companies in this industry;
•	tied to and structured to motivate achievement of short- and long-term business goals; and
•	aligned with the interests of the Company’s customers and Southern Company’s stockholders.

Competitive with the companies in this industry

Executive compensation is targeted at the market median of industry peers.  Actual compensation is primarily determined by short- and long-term financial and operational performance.

Motivates and rewards achievement of short- and long-term business goals

The Company’s business goals are simple.  Financial success is tied to the satisfaction of customers.  Key elements of ensuring customer satisfaction include outstanding service, high reliability, and competitive prices.  The Company believes that its focus on the customer helps it achieve its financial objectives and deliver a premium, risk-adjusted total shareholder return to Southern Company’s stockholders.

Aligned with the interests of stockholders and customers

Short-term performance pay is based on achievement of the Company’s business goals, with one-third determined by operational performance, such as safety, reliability, and customer satisfaction; one-third determined by business unit financial performance; and one-third determined by Southern Company earnings per share performance.

Long-term performance pay is tied to stockholder value with 40% of the target value awarded in Southern Company stock options, which reward stock price appreciation, and 60% awarded in performance share units, which reward total shareholder return performance relative to that of peers.

Key Governance and Pay Practices

•	Annual pay risk assessment required by the Compensation Committee charter.
•	Retention of an independent consultant, Pay Governance LLC, that provides no other services to Southern Company.
•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	Elimination of excise tax gross-up on change-in-control severance arrangements.
•	Provision of limited perquisites.
•	“No-hedging” provision in the inside trading policy that is applicable to all employees.
•	Strong stock ownership requirements that are being met by all named executive officers.

GUIDING PRINCIPLES AND POLICIES

Southern Company, through a single compensation program for all officers of its subsidiaries, drives and rewards both Southern Company financial performance and individual business unit performance.  This executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in the electric utility industry, must be tied to and motivate the Company’s executives to meet short- and long-term performance goals, must foster and encourage alignment of executive interests with the interests of Southern Company’s stockholders and the Company’s customers, and must not encourage excessive risk-taking.  The program generally is designed to motivate all employees, including executives, to achieve operational excellence and financial goals while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance.  The program is performance-based in several respects:

•
Southern Company’s actual earnings per share (EPS) and the Company’s business unit performance, which includes return on equity (ROE) and operational performance compared to target performance levels established early in the year, determine the actual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Southern Company common stock (Common Stock) price changes result in higher or lower ultimate values of stock options.

•	Southern Company’s total shareholder return compared to those of industry peers leads to higher or lower payouts under the Performance Share Program (performance shares).

In support of the Company’s performance-based pay philosophy, there are no general employment contracts with the named executive officers.

The pay-for-performance principles apply not only to the named executive officers, but to thousands of the Company’s employees.  The Performance Pay Program covers almost all of the approximately 8,300 Company employees.  Stock options and performance shares cover over 600 of the Company’s employees.  These programs engage employees in the Company’s business, which ultimately is good not only for them, but for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program has several components, each of which plays a different role.  The chart below discusses the intended role of each material pay component, what it rewards, and why it is used.  Following the chart is additional information that describes how 2010 pay decisions were made.

Pay Element	Intended Role and What the Element Rewards	Why the Element Is Used
Base Salary	Base salary is pay for competence in the executive role, with a focus on scope of responsibilities.	Market practice. Provides a threshold level of cash compensation for job performance.
Annual Performance-Based Compensation: Performance Pay Program	The Performance Pay Program rewards achievement of operational, EPS, and business unit financial goals.	Market practice. Focuses attention on achievement of short-term goals that ultimately work to fulfill the Company’s mission to customers and lead to increased stockholder value in the long term.

Pay Element	Intended Role and What the Element Rewards	Why the Element Is Used
Long-Term Performance-Based Compensation: Stock Options	Stock options reward price increases in Common Stock over the market price on the date of grant, over a 10-year term.	Market practice. Performance-based compensation. Aligns recipients’ interests with those of Southern Company’s stockholders.
Long-Term Performance-Based Compensation: Performance Shares	Performance shares provide equity compensation dependent on Southern Company’s three-year total shareholder return versus industry peers.
Market practice.

Performance-based compensation.

Aligns recipients’ interests with Southern Company’s stockholders’ interests since payouts are dependent on the returns realized by Southern Company’s stockholders versus those of industry peers.

Long-Term Equity Compensation: Restricted Stock Units	Restricted stock units are payable in Common Stock at the end of three years and deemed dividends are reinvested.	Limited use of restricted stock units to address specific needs, including retention. Aligns recipient’s interest with Southern Company’s stockholders’ interests.
Southern Excellence Awards	An employee may receive discretionary cash or non-cash awards based on extraordinary performance. Awards are not tied to pre-established goals.	Provides a means of rewarding, on a current basis, extraordinary performance.
Retirement Benefits
Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (Pension Plan).

The Southern Company Deferred Compensation Plan provides the opportunity to defer to future years up to 50% of base salary and all or part of performance-based non-equity compensation in either a prime interest rate or Common Stock account.

The Supplemental Benefit Plan counts pay, including deferred salary, that is ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules.

The Supplemental Executive Retirement Plan counts annual performance-based pay above 15% of base salary for pension purposes.

Represents an important component of competitive market-based compensation in both the peer group and generally.

Permitting compensation deferral is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.

The purpose of these supplemental plans is to eliminate the effect of tax limitations on the payment of retirement benefits.

Pay Element	Intended Role and What the Element Rewards	Why the Element Is Used
Perquisites and Other Personal Benefits
Personal financial planning maximizes the perceived value of the executive compensation program to executives and allows them to focus on the Company’s operations.

Home security systems lower the risk of harm to executives.  (Eliminated effective 2011.)

Club memberships were provided primarily for business use.  (Payment of dues eliminated effective 2011.)

For certain officers, tax gross-ups are not provided on any perquisites except relocation benefits.
The remaining limited perquisites represent an effective, low-cost means to retain key talent.
Severance Arrangements
Change-in-control plans provide severance pay, accelerated vesting, and payment of short- and long-term performance-based compensation upon a change in control of the Company or Southern Company coupled with involuntary termination not for cause or a voluntary termination for “Good Reason.”

Severance agreements provide compensation to employees who retire early conditioned on execution of standard releases and non-compete requirements.

Market practice.

Providing protections to officers upon a change in control minimizes disruption during a pending or anticipated change in control.

Payment and vesting occur only upon the occurrence of both an actual change in control and loss of the executive’s position.
Providing severance awards to employees who retire early protects the Company and facilitates organizational changes.

MARKET DATA

For the named executive officers, the Compensation Committee reviews compensation data from large, publicly-owned electric and gas utilities.  The data was developed and analyzed by Pay Governance LLC, the compensation consultant retained by the Compensation Committee.  The companies included each year in the primary peer group are those whose data is available through the consultant’s database.  Those companies are drawn from this list of primarily regulated utilities of $2 billion in revenues and up.

AGL Resources Inc.	El Paso Corporation	PG&E Corporation
Allegheny Energy, Inc.	Entergy Corporation	Pinnacle West Capital Corporation
Alliant Energy Corporation	EPCO	PPL Corporation
Ameren Corporation	Exelon Corporation	Progress Energy, Inc.
American Electric Power Company, Inc.	FirstEnergy Corp.	Public Service Enterprise Group Inc.
Atmos Energy Corporation	Integrys Energy Company, Inc.	Puget Energy, Inc.
Calpine Corporation	MDU Resources, Inc.	Reliant Energy, Inc.
CenterPoint Energy, Inc.	Mirant Corporation	Salt River Project
CMS Energy Corporation	New York Power Authority	SCANA Corporation
Consolidated Edison, Inc.	NextEra Energy, Inc.	Sempra Energy
Constellation Energy Group, Inc.	Nicor, Inc.	Southern Union Company
CPS Energy	Northeast Utilities	Spectra Energy
DCP Midstream	NRG Energy, Inc.	TECO Energy
Dominion Resources Inc.	NSTAR	Tennessee Valley Authority
Duke Energy Corporation	NV Energy, Inc.	The Williams Companies, Inc.
Dynegy Inc.	OGE Energy Corp.	Wisconsin Energy Corporation
Edison International	Pepco Holdings, Inc.	Xcel Energy Inc.

Southern Company is one of the largest utility companies in the United States based on revenues and market capitalization, and its largest business units, including the Company, are some of the largest in the industry as well.  For that reason, the consultant size-adjusts the survey market data in order to fit it to the scope of Southern Company’s business.

In using this market data, market is defined as the size-adjusted 50th percentile of the survey data, with a focus on pay opportunities at target performance (rather than actual plan payouts).  Market data for chief executive officer positions and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed.  Based on that data, a total target compensation opportunity is established for each named executive officer.  Total target compensation opportunity is the sum of base salary, annual performance-based compensation at the target performance level, and long-term performance-based compensation (stock options and performance shares) at a target value.  Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels.  As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s and Southern Company’s performance for the year or period.

A specified weight was not targeted for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2010 compensation amounts.  Total target compensation opportunities for senior management as a group are managed to be at the median of the market for companies of similar size and in the electric utility industry.  The total target compensation opportunity established in early 2010 for each named executive officer is shown below.

	Salary ($)	Target Annual Performance-Based Compensation ($)	Target Long-Term Performance-Based Compensation ($)	Total Target Direct Compensation Opportunity ($)
M. D. Garrett	695,402	521,552	1,286,467	2,503,421
R. R. Labrato	285,206	142,603	199,623	627,432
W. P. Bowers	634,944	476,208	1,301,624	2,412,776
M. A. Brown	372,335	204,784	316,472	893,591
D. E. Jones	315,366	157,683	220,752	693,801
J. A. Miller	299,106	149,553	209,362	658,021

Several organizational changes were made during 2010 including changes affecting two of the Company’s named executive officers.  Mr. Bowers was the executive vice president and chief financial officer for Southern Company through August 12, 2010 when he transferred to the Company and served as chief operating officer until January 1, 2011 when he became the Company’s president and chief executive officer following the retirement of Mr. Garrett effective December 31, 2010.  He also continues to serve as executive vice president of Southern Company.  Mr. Jones leads Southern Company Generation but prior to July 2010 he was an officer of the Company and of Southern Company Generation.  Mr. Miller was promoted in late 2010.  As a result of these promotions, Messrs. Bowers, Jones, and Miller received annual salary increases to $687,550, $349,177, and $370,891, respectively.

The 2010 salary reported in the Summary Compensation Table is the actual amount paid in 2010 and therefore will differ from the salary rates shown above due to rounding and pay dates.

For purposes of comparing the value of Southern Company’s compensation program to the market data, stock options are valued at $2.23 per option and performance shares at $30.13 per unit.  These values represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data.  The mix of stock options and performance shares granted were 40% and 60%, respectively, of the long-term value shown above.

As discussed above, the Compensation Committee targets total target compensation opportunities for executives as a group at market.  Therefore, some executives may be paid somewhat above and others somewhat below market.  This practice allows for minor differentiation based on time in the position, scope of responsibilities, and individual performance.  The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions.  The average total target compensation opportunities for the named executive officers for 2010 were at the median of the market data described above.  Because of the use of market data from a large number of peer companies for positions that are not identical in terms of scope of responsibility from company to company, slight differences are not considered to be material and the compensation program is believed to be market-appropriate.  Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

In 2009, Towers Perrin, the Compensation Committee’s former consultant, analyzed the level of actual payouts, for 2008 performance, under the annual Performance Pay Program to the named executive officers of Southern Company relative to performance versus peer companies to provide a check on the goal-setting process. The findings from the analyses were used in establishing performance goals and the associated range of payouts for goal achievement for 2010. That analysis was updated in 2010 by Pay Governance LLC, the Compensation Committee’s current consultant, for 2009 performance, and those findings were used in establishing goals for 2011.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2010 Base Salary

Most employees, including most of the named executive officers, did not receive base salary increases in 2009.  Southern Company’s standard base salary program resumed in 2010 and most employees, including all of the named executive officers, except Mr. Garrett, received base salary increases effective January 1, 2010.  Mr. Garrett requested that his salary remain unchanged in 2010 due to the continued effects of the recession on the Company’s net income.

With the exception of Messrs. Garrett and Bowers, the named executive officers are each within a position level with a base salary range that is established under the direction of the Compensation Committee using the market data described above.  The actual base salary levels set for each of these named executive officers are within the pre-established salary ranges.  Also considered in recommending the specific base salary level for each named executive officer is the need to retain an experienced team, internal equity, time in position, and individual performance.  Individual performance includes the degree of competence and initiative exhibited and the individual’s relative contribution to the results of operations.

As described above, base salaries for officers who also serve as executive officers of Southern Company (Messrs. Garrett and Bowers) were set by the Compensation Committee.  Base salaries for other officers were recommended by the respective officer’s superior to the Southern Company President and Chief Executive Officer, who approved the recommended salary levels.

2010 Performance-Based Compensation

This section describes the performance-based compensation program in 2010.  The Compensation Committee approved changes to the program that were implemented in 2010.  The changes made to the program, and the rationale for the changes, are described below.

Achieving Operational and Financial Goals — The Guiding Principle for Performance-Based Compensation

The number one priority is to provide the Company’s customers outstanding reliability and superior service at low prices while achieving a level of financial performance that benefits Southern Company’s stockholders in the short and long term.

In 2010, Southern Company and the Company strove for and rewarded:

•	Continued industry-leading reliability and customer satisfaction, while maintaining low retail prices relative to the national average; and

•	Meeting energy demand with the best economic and environmental choices.

In 2010, Southern Company and the Company also focused on and rewarded:

•	Southern Company EPS growth;

•	Company ROE in the top quartile of comparable electric utilities;

•	Southern Company dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return; and

•	Financial integrity — an attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating.

The performance-based compensation program is designed to encourage achievement of these goals.

The Southern Company Chief Executive Officer, with the assistance of Southern Company’s Human Resources staff, recommended to the Compensation Committee program design and award amounts for senior executives, including the named executive officers.

2010 Annual Performance Pay Program

Program Design

The Performance Pay Program is Southern Company’s annual performance-based compensation program.  Almost all employees of the Company are participants, including the named executive officers.

The performance measured by the program uses goals set at the beginning of each year by the Compensation Committee.  Prior to 2010, the Performance Pay Program goals were weighted 50% Southern Company EPS and 50% business unit financial goals, primarily ROE.  Operational goal achievement could adjust the total payout plus or minus 10%.  The maximum payout that could be earned was 220% of target.

In 2009, the Compensation Committee approved changes to the program that were implemented in 2010.  The primary changes to the program were to decrease the maximum opportunity from 220% of target to 200% of target and to increase the focus on operational performance.  Excellent operational performance always has been a key focus of the Company.  The Company believes that financial success is tied to the satisfaction of customers and that operational excellence drives high customer satisfaction.  The vast majority of employees do not have direct influence on financial performance, but they impact the Company’s operational performance daily.  The Company believes that it is important to match the importance of operational goal performance with the pay delivered for that performance.  Therefore, in 2010, the Compensation Committee increased the weight of the operational goals to one-third in determining payouts under the Performance Pay Program.  Southern Company EPS and business unit financial performance also are weighted one-third each.  The results of each are added together to determine the total payout.

•
Southern Company EPS is defined as earnings from continuing operations divided by average shares outstanding during the year.  The EPS performance measure is applicable to all participants in the Performance Pay Program.

•
For Southern Company’s traditional operating companies (the Company, Alabama Power Company, Gulf Power Company, and Mississippi Power Company), the business unit financial performance goal is ROE, which is defined as the traditional operating company’s net income divided by average equity for the year.  For Southern Power Company, the business unit financial performance goal is net income.  For Southern Company’s nuclear operating company (Southern Nuclear), the financial performance goal is based on the ROE of the Company and Alabama Power (50% each).  Mr. Miller is an executive officer of the Company and Southern Nuclear.

•
For Southern Company’s traditional operating companies, operational goals are safety, customer satisfaction, plant availability, transmission and distribution system reliability, and culture.  For Southern Nuclear, operational goals are safety, plant operations, and culture.

•
For Southern Company Corporate, the operational goals are based on the aggregate operational goal results of the traditional operating companies (90%) and Southern Nuclear’s operational goals (10%).  Each of these operational goals is explained in more detail under Goal Details below.  The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average results.  All of Southern Company’s business units have operational goals.  Business unit financial goals are based on the aggregate ROE of the traditional operating companies (90%) and Southern Power Company’s net income (10%).

•
For Southern Company Generation, the operational goals are aggregated for all of the traditional operating companies except culture which measures results in this organization only.  The business unit financial goal is Southern Company Corporate, as described above.  Mr. Jones is an executive officer of Southern Company Generation and was an executive officer of the Company.

As described above, some of the named executive officers served more than one business unit during 2010 and payments under the Performance Pay Program are prorated based on the period of service with the applicable business units.  Southern Company Generation officers are paid based on results at the business unit they serve (60%) and Southern Company Generation overall (40%).

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts.  Such adjustments include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the earnings goal was established and of sufficient magnitude to warrant recognition.  The Compensation Committee made an adjustment in 2010 to eliminate the positive effect of additional Southern Company net income in 2010 due to the tax deductibility of a portion of the settlement in 2009 related to the MC Asset Recovery, LLC (MCAR) litigation.  As a result of this exclusion, the average Performance Pay Program payout was decreased one percent of target.  For 2009 payouts, the Compensation Committee had eliminated the negative effect of the settlement payment and therefore believed it was appropriate to eliminate the positive effect in 2010.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund the Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals:

Customer Satisfaction — Customer satisfaction surveys evaluate performance.  The survey results provide an overall ranking, as well as a ranking for each customer segment: residential, commercial, and industrial.

Reliability — Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.

Availability — Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest.  Availability is measured as a percentage of the hours of forced outages out of the total generation hours.

Nuclear Plant Operation — This goal includes a measure for nuclear safety as rated by independent industry evaluators.  This also includes nuclear plant reliability and a subjective assessment of progress on the construction and licensing of the Company’s two new nuclear units, Plant Vogtle Units 3 and 4.  Nuclear reliability is a measurement of the percentage of time a nuclear plant is operating, except during planned outages.

Safety — Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment.  The performance is measured by the applicable company’s ranking, as compared to peer utilities in the Southeast Electric Exchange.

Culture — The culture goal seeks to improve the Company’s inclusive workplace.  This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.

The Company and Southern Company capital expenditures “gate” or threshold goal — For 2010, Southern Company strived to manage total capital expenditures, excluding nuclear fuel, for the participating business units at or below $5.061 billion, and the Company strived to manage such expenditures at or below $1.668 billion.  If the capital expenditure target is exceeded, this will result in a 10% of target reduction in the payouts under the Performance Pay Program for the affected employees. Adjustments to the goal may occur due to significant events not anticipated in the business plan established early in 2010, such as acquisitions or disposition of assets, new capital projects, and other events.

The ranges of performance levels established for the operational goals are detailed below.

Level of Performance	Customer Satisfaction	Reliability	Availability	Nuclear Plant Operation	Safety	Culture
Maximum	Top quartile for each customer segment and overall	Highest performance	Industry best	Significantly exceed targets	Top 20th percentile	Significant improvement
Target	Top quartile overall	Average performance	Top quartile	Meet targets	Top 40th percentile	Improvement
Threshold	2nd quartile overall	Lowest performance	Median	Significantly below targets	Top 60th percentile	Significantly below expectations

The Compensation Committee approves specific objective performance schedules to calculate performance between the threshold, target, and maximum levels for each of the operational goals.  Collectively, customer satisfaction, reliability, availability, and nuclear plant operations are weighted 60% and safety and culture are weighted 20% each.  If goal achievement is below threshold, there is no payout associated with the applicable goal.

Southern Company EPS and Business Unit Financial Performance:

The range of Southern Company EPS, ROE, and Southern Power Company net income goals for 2010 is shown below.  ROE goals vary from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.
Level of Performance	EPS ($)	ROE (%)	Southern Power Company Net Income ($) (millions)
Maximum	2.45	13.7	155
Target	2.33	11.9	135
Threshold	2.21	10.1	115

For 2010, the Compensation Committee established a minimum EPS performance that must be achieved.  If Southern Company EPS was less than $2.10 (90% of Target), not only would there have been no payout associated with EPS performance, but overall payouts under the Performance Pay Program would have been reduced by 10% of target.

In setting the goals for pay purposes, the Compensation Committee relies on information on financial and operational goals from the Finance and Nuclear/Operations Committees of the Southern Company Board of Directors.

2010 Achievement

Each named executive officer had a target Performance Pay Program opportunity, based on his position, set by the Compensation Committee at the beginning of 2010.  As described above, Messrs. Jones and Miller were promoted during 2010 and as a result their targets were increased and their payouts prorated accordingly.  Targets are set as a percentage of base salary as shown below.

Target (%)
M. D. Garrett	75
R. R. Labrato	50
W. P. Bowers	75
M. A. Brown	55
D. E. Jones	50/55
J. A. Miller	50/60

Actual payouts were determined by adding the payouts derived from the operational, EPS, and applicable operational and business unit financial performance goal achievement for 2010.  The gate goal target was not exceeded and EPS exceeded the minimum established and therefore payouts were not affected.  Actual 2010 goal achievement is shown in the following tables.  The EPS result shown in the applicable table is adjusted for the impact of the tax deductibility of the MCAR settlement in 2010, as described above.  Therefore, payouts were determined using EPS performance results that differed from the results reported in Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  EPS, as determined in accordance with generally accepted accounting principles in the United States and as reported by Southern Company, was $2.37 per share.

Operational Goal Results:

Company

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	176
Availability	191
Safety	200
Culture	145

Southern Company Corporate

Aggregate Traditional Operating Company Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	179
Availability	197
Safety	200
Culture	142

Southern Nuclear Goal	Achievement Percentage
Nuclear Safety	144
Nuclear Reliability	171
Vogtle Units 3 and 4 Assessment	175

Southern Company Generation

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	179
Availability	197
Safety	200
Culture	145

Overall, the levels of achievement shown above resulted in an operational goal performance factor for the Company, Southern Company Corporate, Southern Company Generation, and Southern Nuclear of 185%, 183%, 184%, and 162%, respectively.

Goal	Result	Achievement Percentage
Southern Company EPS, excluding impact of MCAR settlement tax deduction	$2.369	155
Company ROE	11.42%	73
Alabama Power ROE	13.31%	178
Aggregate ROE	12.09%	111
Southern Power net income	$130 million	75

The aggregate ROE and Southern Power Company net income achievement resulted in a business unit financial achievement percentage for Southern Company Corporate and Southern Company Generation of 107%.  The aggregate ROE achievement for the Company and Alabama Power resulted in a business unit financial achievement percentage for Southern Nuclear of 126%.

A total performance factor is determined by adding the results of Southern Company EPS, applicable business unit financial performance, and applicable operational goal performance and dividing by three.  The total performance factor is multiplied by the target Performance Pay Program opportunity, described above, to determine the payout for each named executive officer.  The table below shows the pay opportunity at target-level performance (as prorated per the description above for those who served in more than one position during the year) and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)	Actual Annual Performance Pay Program Payout ($)
M. D. Garrett	521,552	138	719,742
R. R. Labrato	142,603	138	196,792
W. P. Bowers	515,663	144	742,400
M. A. Brown	204,784	138	282,602
D. E. Jones	183,632	146	267,721
J. A. Miller	191,862	148	283,955

Long-Term Performance-Based Compensation

Long-term performance-based awards are intended to promote long-term success and increase Southern Company’s stockholder value by directly tying a substantial portion of the named executive officers’ total compensation to the interests of Southern Company’s stockholders.  The long-term awards provide an incentive to grow Southern Company’s stockholder value.

For 2010, the Compensation Committee also made changes to the long-term performance-based compensation program.  As described in the Market Data section above, the Compensation Committee establishes a target long-term performance-based compensation value for each named executive officer.  Prior to 2010, the long-term program consisted of two components, stock options and performance dividends.  In 2009, the value of stock options granted represented approximately 35% of the total long-term target value and performance dividends represented approximately 65%.  For 2010, the Compensation Committee terminated the Performance Dividend Program.  The transition out of the outstanding performance dividend awards is described below in the Performance Dividends section.

In 2010, the Compensation Committee granted stock options and performance shares.  The Compensation Committee made the changes to the long-term performance-based compensation program because the prior practice of granting stock options with associated performance dividends was not a prevalent practice.  Also, because the two components worked in tandem (performance dividends are only paid on options outstanding at the end of the performance-measurement period), it was difficult for the Compensation Committee to manage or adjust the mix of stock-price-based compensation (stock options) and relative peer-based compensation (performance dividends).  Because stock options and performance shares are valued separately and the value of performance shares is not affected by the exercise of stock options, the Compensation Committee has more flexibility in adjusting the weight of the long-term components granted, including the ability to introduce additional long-term performance metrics.  Finally, because performance dividends were more difficult for employees to value, the Compensation Committee believes that performance shares will provide more incentive value.

Performance dividends are based on a four-year performance-measurement period and performance shares on a three-year period.  The Compensation Committee made this change in the performance period due to market prevalence.  Four-year performance periods are much less prevalent than three-year periods.  The Compensation Committee believes that three-year performance awards in combination with 10-year stock option terms provide an appropriate balance for motivating and incenting long-term performance.  Because long-term awards are granted annually, changing the long-term performance period from four to three years does not result in additional target compensation.

Additionally, the Compensation Committee scaled back the number of participants in the long-term program from approximately 1,800 Company employees in 2009 to approximately 600 in 2010.  The annual performance-based compensation target was increased appropriately for the affected employees to maintain the market competitiveness of these positions.

Southern Company stock options represent 40% of the long-term performance target value and performance shares represent the remaining 60%.  The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between incentives.  Stock options only generate value if the price of the stock appreciates after the grant date and performance shares reward employees based on total shareholder return relative to peers, as well as stock price.

The following table shows the grant date fair value of the long-term performance-based awards in total and each component awarded in 2010.

	Value of Options ($)	Value of Performance Shares ($)	Total Long-Term Value ($)
M. D. Garrett	514,597	771,870	1,286,467
R. R. Labrato	79,856	119,767	199,623
W. P. Bowers	520,654	780,970	1,301,624
M. A. Brown	126,593	189,879	316,472
D. E. Jones	88,301	132,451	220,752
J. A. Miller	83,750	125,612	209,362

Stock Options

The stock options granted have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term.  The Compensation Committee changed the stock option vesting provisions associated with retirement for stock options granted in 2009 to the executive officers of Southern Company, including Messrs. Garrett and Bowers.  For the grants to Messrs. Garrett and Bowers made in 2010, unvested options are forfeited if they retire and accept a position with a peer company within two years of retirement.  The Compensation Committee made this change to provide more retention value to the stock option awards, to provide an inducement to not seek a position with a peer company, and to limit the post-termination compensation of any Southern Company executive officer who accepts a position with a peer company.  The other named executive officers of the Company were not affected by these changes.  The value of each stock option was derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating that amount are discussed in Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (2010 Annual Report).  For 2010, the Black-Scholes value on the grant date was $2.23 per stock option.

Performance Shares

Performance shares are denominated in units, meaning no actual shares are issued at the grant date.  A grant date fair value per unit is determined.  For the grant made in 2010, that value per unit was $30.13.  See the Summary Compensation Table and the information accompanying it for more information on the grant date fair value.  The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers.  Each performance share unit represents one share of Common Stock.  At the end of the three-year performance period, the number of units will be adjusted up or down (zero to 200%) based on Southern Company’s total shareholder return relative to that of its peers in the Philadelphia Utility Index and the custom peer group.  The companies in the custom peer group are those that are believed to be the most similar to Southern Company in both business model and investors.  The Philadelphia Utility Index was chosen because it is a published index and, because it includes a larger number of peer companies, it can mitigate volatility in results over time, providing an appropriate level of balance.  The peer groups vary from the Market Data peer group (as listed on page 17) due to the timing and criteria of the peer selection process.  But, there is significant overlap.  The results of the two peer groups will be averaged.  The number of performance share units earned will be paid in Common Stock at the end of the three-year performance period.  No dividends or dividend equivalents will be paid or earned on the performance share units.

The companies in the Philadelphia Utility Index are listed below.

Ameren Corporation	Exelon Corporation
American Electric Power Company, Inc.	FirstEnergy Corp.
CenterPoint Energy, Inc.	NextEra Energy, Inc.
Consolidated Edison, Inc.	Northeast Utilities
Constellation Energy Group, Inc.	PG&E Corporation
Dominion Resources Inc.	Progress Energy, Inc.
DTE Energy Company	Public Service Enterprise Group Inc.
Duke Energy Corporation	The AES Corporation
Edison International	Xcel Energy Inc.
Entergy Corporation

The companies in the custom peer group are listed below.

American Electric Power Company, Inc.	PG&E Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
Duke Energy Corporation	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy Inc.
NSTAR

The scale below will determine the number of units paid in Common Stock following the last year of the performance period, based on the 2010-2012 performance period.  Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Groups	Payout (% of Each Performance Share Unit Paid)
90th percentile or higher (Maximum)	200
50th percentile (Target)	100
10th percentile (Threshold)	0

Performance shares are not earned until the end of the three-year performance period.  A participant who terminates other than due to retirement or death, forfeits all unearned performance shares.  Participants who retire or die during the performance period only earn a prorated number of units, based on the number of months they were employed during the performance period.

More information about stock options and performance shares is contained in the Grants of Plan-Based Awards table and the information accompanying it.

Performance Dividends

As referenced above, the Compensation Committee terminated the Performance Dividend Program in 2010.  The value of performance dividends represented a significant portion of long-term performance-based compensation that was awarded in 2007, 2008, and 2009.  At target performance levels, performance dividends represented up to 65% of the total long-term value granted over the 10-year term of stock options.  Therefore, because performance dividends were awarded for years prior to 2010, in fairness to participants, the outstanding performance dividend awards were not cancelled.  The grant of performance shares, described above, replaced performance dividend awards beginning in 2010.  Therefore, performance dividends will continue to be paid on stock options granted prior to 2010 that are outstanding at the end of the three remaining uncompleted four-year performance-measurement periods:  2007 - 2010, 2008 - 2011, and 2009 - 2012.  Performance dividends granted prior to 2007 were paid on all stock options held at the end of each applicable performance-measurement period.  Therefore, absent the exercise of stock options, the number of stock options upon which performance dividends were paid increased over the four-year performance-measurement period due to annual stock option grants.  During the transition period, the outstanding performance dividends will be paid only on stock options granted prior to 2010, when the first performance shares were granted.  Because performance shares are earned at the end of a three-year performance period, the last award of performance dividends and the first award of performance shares will be earned at the end of 2012.

Performance dividends can range from 0% to 100% of the Common Stock dividend paid during the year per eligible stock option held at the end of the performance-measurement period.  Actual payout will depend on Southern Company’s total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies.  The peer group was determined at the beginning of each four-year performance-measurement period.  The peer group for performance dividends was set by the Compensation Committee at the beginning of the four-year performance-measurement period.

Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters.  In the final year of the performance-measurement period, Southern Company’s ranking in the peer group is determined at the end of each quarter and the percentile ranking is multiplied by the actual Common Stock dividend paid in that quarter.  To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned are added together.

No performance dividends are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2010 Payout

The peer group used to determine the 2010 payout for the 2007-2010 performance-measurement period consisted of utilities with revenues of $1.2 billion or more with regulated revenues of 60% or more.  Those companies are listed below.

Allegheny Energy, Inc.	Edison International	Progress Energy, Inc.
Alliant Energy Corporation	Entergy Corporation	SCANA Corporation
Ameren Corporation	Exelon Corporation	Sempra Energy
American Electric Power Company, Inc.	Hawaiian Electric	Sierra Pacific Resources
Avista	NextEra Energy, Inc.	TECO Energy
CenterPoint Energy, Inc.	NiSource, Inc.	UIL Holdings
CMS Energy Corporation	Northeast Utilities	Unisource
Consolidated Edison, Inc.	NSTAR	Vectren Corp.
DPL, Inc.	Pepco Holdings, Inc.	Westar Energy Corporation
DTE, Inc.	PG&E Corporation	Wisconsin Energy Corporation
Duke Energy Corporation	Pinnacle West Capital Corp.	Xcel Energy, Inc.

The scale below determined the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each eligible stock option held at December 31, 2010, based on performance during the 2007-2010 performance-measurement period.  Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

Southern Company’s total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period ending with 2010, was the 36th, 64th, 56th, and 56th percentile, respectively, resulting in a total payout of 106% of the target level (53% of the full year’s Common Stock dividend), or $0.96.  This amount was multiplied by each named executive officer’s eligible outstanding stock options as of December 31, 2010 to calculate the payout under the program.  The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Restricted Stock Units

In limited situations, the Company grants restricted stock units to address specific needs, including retention.   If the recipient voluntarily terminates or is involuntarily terminated for cause, restricted stock units are forfeited.  If the recipient remains employed with the Company or is involuntarily terminated not for cause, the restricted stock units will vest and are paid in Common Stock.  These awards serve two primary purposes.  They further align the recipient’s interests with those of Southern Company’s stockholders and they provide strong retention value.  The Compensation Committee granted Mr. Bowers 32,400 restricted stock units that will vest in July 2013 if he remains employed with the Company or its affiliates through the vesting date.   On the grant date, the units were valued at one times Mr. Bowers’ salary plus Performance Pay Program target opportunity ($1,190,052).   The Compensation Committee believes that, given Mr. Bowers’ expertise and age, there is a retention risk and therefore providing a retention award was in the best interest of the Company and its affiliates.  The Compensation Committee also sought advice from its consultant in determining market practice and the appropriate value of the award.   No other executive officers of the Company, including the other named executive officers, have been granted restricted stock units.  See the Summary Compensation and Grants of Plan-Based Awards tables and accompanying information for more information on this award of restricted stock units.

Southern Excellence Awards
The Company’s chief executive officer approved a discretionary award to Mr. Labrato for superior leadership of a corporate initiative.

Timing of Performance-Based Compensation
As discussed above, the 2010 annual Performance Pay Program goals and the Southern Company total shareholder return goals applicable to performance shares were established at the February 2010 Compensation Committee meeting.  Annual stock option grants also were made at that meeting.  The establishment of performance-based compensation goals and the granting of stock options were not timed with the release of material, non-public information.  This procedure is consistent with prior practices.  Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee.  The exercise price of options granted to employees in 2010 was the closing price of the Common Stock on the grant date or the last trading day before the grant date, if the grant date was not a trading day.

Retirement and Severance Benefits
As mentioned above, the Company provides certain post-employment compensation to employees, including the named executive officers.

Retirement Benefits

Generally, all full-time employees of the Company participate in the funded Pension Plan after completing one year of service.  Normal retirement benefits become payable when participants attain age 65 and complete five years of participation.  The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan.  (These plans are the Supplemental Benefit Plan and the Supplemental Executive Retirement Plan that are described in the chart on page 15 of this CD&A.)  See the Pension Benefits table and the information accompanying it for more information about pension-related benefits.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service.  Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees.  All of the named executive officers are eligible to participate in the Deferred Compensation Plan.  See the Nonqualified Deferred Compensation table and the information accompanying it for more information about the Deferred Compensation Plan.

Change-in-Control Protections

The Compensation Committee initially approved the change-in-control protection program in 1998 to provide certain compensatory protections to employees, including the named executive officers, upon a change in control and thereby allow them to negotiate aggressively with a prospective purchaser.  For all participants, payment and vesting would occur only upon the occurrence of both an actual change in control and loss of the individual’s position.  For the executive officers of the Company, including the named executive officers, the level of severance benefits provided was two or three times salary plus target-level Performance Pay Program opportunity.  These levels of benefits were consistent with that provided by other companies of similar size and industry.

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.”  This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment.

In early 2011, the Compensation Committee made changes to the program that were effective immediately.  Notably, the following changes were made:

•
Reduction of severance payment level from three times base salary plus target Performance Pay Program opportunity to two times that amount for all executive officers of Southern Company, including Messrs. Garrett and Bowers, except for the Chief Executive Officer of Southern Company.  (In 2009, the Compensation Committee lowered the severance payment level for all other officers from two times base salary plus target Performance Pay Program opportunity to one times that amount.)

•	Elimination of excise tax gross-up for all participants, including the named executive officers.

After the changes made in 2009 and 2011, Messrs. Garrett’s and Bowers’ severance level is two times salary plus target Performance Pay Program opportunity and it is one times that amount for all other named executive officers of the Company.

Severance Agreements

An employee must work until age 65 for full retirement benefits under the pension program.   However, early retirements can facilitate organizational changes and promote orderly leadership transitions.  Therefore, in limited circumstances, the Company will offer a severance payment for targeted early retirements.  The Company and Mr. Garrett entered into a severance agreement in connection with his early retirement.  By retiring four years early, Mr. Garrett foregoes compensation (salary, short-term performance pay, stock options, and performance shares) and retirement benefits, which are calculated based on age and years of service.  The severance agreement provided a severance payment to Mr. Garrett of $1,000,000 in exchange for standard legal releases and non-compete and confidentiality provisions.  The Compensation Committee approved the severance payment to compensate Mr. Garrett for a portion of the compensation and retirement benefits he lost by retiring early.

More information about severance arrangements is included in the section entitled Potential Payments upon Termination or Change in Control.

Perquisites
The Company provides limited perquisites to its executive officers, including the named executive officers.  The perquisites provided in 2010, including amounts, are described in detail in the information accompanying the Summary Compensation Table.  In 2009, the Compensation Committee eliminated tax assistance (tax gross-up) on all perquisites for executive officers of Southern Company, including Messrs. Garrett and Bowers.  Effective in 2011, the Compensation Committee eliminated the Company-provided home security monitoring and reimbursement of country club dues.  A one-time salary increase equal to the annual dues amount was provided.  This change was applicable to all employees of the Company with company-paid memberships.  Reimbursement of country club initiation fees will continue if it is determined that there is an established business need for the membership.  Tax assistance is not provided for executive officers of Southern Company, including Messrs. Garrett and Bowers.

Executive Stock Ownership Requirements
Effective January 1, 2006, the Compensation Committee adopted Common Stock ownership requirements for officers of Southern Company and its subsidiaries that are in a position of vice president or above.  All of the Company’s named executive officers are covered by the requirements.  The guidelines were implemented to further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan.  One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled.  The ownership requirement is reduced by one-half at age 60.  Mr. Brown is over age 60.

The requirements are expressed as a multiple of base salary per the table below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
R. R. Labrato	2 Times	4 Times
W. P. Bowers	3 Times	6 Times
M. A. Brown	1.5 Times	3 Times
D. E. Jones	3 Times	6 Times
J. A. Miller	3 Times	6 Times

Officers serving as of January 1, 2006 have until September 30, 2011 to meet the applicable ownership requirement.  Newly-elected officers have five years from the date of their election to meet the applicable ownership requirement and newly-promoted officers have five years from the date of their promotion to meet increased ownership requirements.

Impact of Accounting and Tax Treatments on Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the tax deductibility of the compensation of Southern Company’s named executive officers, including Messrs.  Garrett and Bowers, that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code that has been approved by Southern Company’s stockholders.  Southern Company has obtained stockholder approval of the Omnibus Incentive Compensation Plan, under which most of the performance-based compensation is paid.  For tax purposes, in order to ensure that annual performance-based compensation is fully deductible under Section 162(m) of the Code, in February 2010, the Compensation Committee approved a formula that represented a maximum annual performance-based compensation amount payable.  For 2010 performance, the Compensation Committee used (for annual performance-based compensation) negative discretion from the formula amount to determine the actual payouts pursuant to the methodologies described above.  Because Southern Company’s policy is to maximize long-term stockholder value, as described fully in this CD&A, tax deductibility is not the only factor considered in setting compensation.

Southern Company Policy on Recovery of Awards
Southern Company’s Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer will reimburse the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Southern Company Policy Regarding Hedging the Economic Risk of Stock Ownership
Southern Company’s policy is that employees and outside directors will not trade Southern Company options on the options market and will not engage in short sales.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A.  Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in this Information Statement.  The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

J. Neal Purcell, Chair
Henry A. Clark, III
H. William Habermeyer, Jr.
Donald M. James

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2008, 2009, and 2010 by the Chief Executive Officer, the Chief Financial Officer, and the next four most highly-paid executive officers of the Company who served in 2010. Collectively, these six officers are referred to as the “named executive officers.”

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Michael D. Garrett	2010	695,402	0	771,870	514,597	1,323,260	1,112,834	1,043,823	5,461,786
President, Chief	2009	722,149	0	0	466,229	847,998	1,701,049	47,587	3,785,012
Executive Officer, and Director	2008	679,641	0	0	248,343	1,283,734	666,453	48,411	2,926,582
Ronnie R. Labrato	2010	285,099	51,813	119,767	79,856	296,104	228,302	18,865	1,079,806
Executive Vice President, Chief	2009	284,348	0	0	57,388	174,363	361,001	24,668	901,768
Financial Officer,
and Treasurer
W. Paul Bowers	2010	652,189	0	1,948,515	520,654	1,276,879	884,674	43,636	5,326,546
President, Chief Executive Officer, and Director
Mickey A. Brown	2010	372,195	0	189,879	126,593	465,547	454,152	25,505	1,633,871
Executive Vice	2009	377,225	0	0	112,505	269,562	725,840	27,567	1,512,699
President	2008	357,813	0	0	76,655	471,727	416,468	25,809	1,348,472
Douglas E. Jones	2010	328,988	0	132,451	88,301	420,995	287,099	22,427	1,280,261
Senior Vice	2009	319,507	0	0	78,475	263,350	324,082	22,832	1,008,248
President	2008	305,170	12,500	0	54,937	397,484	62,433	34,093	866,617
Joseph A. Miller	2010	310,037	0	125,612	83,750	382,958	287,579	20,014	1,209,950
Executive Vice	2009	298,587	10,000	437,692	60,185	230,192	201,954	27,178	1,265,788
President

Column (a)
Mr. Bowers was first elected an executive officer of the Company in 2010 when he was named chief operating officer effective August 13, 2010.  He became president, chief executive officer, and director on January 1, 2011 following Mr. Garrett’s retirement.  Messrs. Labrato and Miller were first elected executive officers of the Company in 2009.

Column (c)
The salary reported is the actual salary paid or earned in the year shown and therefore varies from the base salary rates described in the CD&A based on rounding and the number of pay dates in the respective years.

Column (d)
The amount reported in this column for 2010 is a Southern Excellence Award for Mr. Labrato as described in the CD&A.

Column (e)
This column does not reflect the value of stock awards that were actually earned or received in 2010.  Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2010.  The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model.  No amounts will be earned until the end of the three-year performance period on December 31, 2012.  The value then can be earned based on performance ranging from 0 to 200% as established by the Compensation Committee.  For Mr. Bowers, the amount also includes the grant date value ($1,167,545) of Restricted Stock Units granted in 2010 as described in the CD&A.  See Note 8 to the financial statements in the 2010 Annual Report for a discussion of the assumptions used in calculating these amounts.

The aggregate grant date fair value of the performance shares granted in 2010 to Messrs. Garrett, Labrato, Bowers, Brown, Jones, and Miller, assuming that the highest level of performance is achieved, is $514,580, $239,534, $1,561,940, $379,758, $264,902, and $251,224, respectively.  Because Mr. Garrett retired in 2010, the maximum amount that can be earned is prorated based on the number of months employed during the three-year performance period (12).

As described in detail in the CD&A, in 2010, the first awards of performance shares were made and no further awards of performance dividends were made.  In 2008 and 2009, stock options were awarded (as shown in column (f)) with associated performance dividends, as described in the CD&A.  The grant date value of performance dividends was reported in the CD&A and the threshold, target, and maximum payouts of performance dividends based on certain assumptions were reported in the Grants of Plan-Based Awards table.   However, because of SEC disclosure requirements, no grant date value for performance dividend awards was disclosed in the Summary Compensation Table in the year granted.  Instead, the actual cash payouts in the applicable year with respect to all outstanding performance dividends were reported as Non-Equity Incentive Plan Compensation in column (g).  The grant date value for performance dividends as reported in the CD&A for 2008 and 2009 is as follows:

	2008 ($)	2009 ($)
M. D. Garrett	378,277	813,310
R. R. Labrato	58,413	100,109
W. P. Bowers	307,395	856,671
M. A. Brown	116,762	196,259
D. E. Jones	83,680	136,895
J. A. Miller	61,262	104,989

Column (f)
This column reports the aggregate grant date fair value of stock options. See Note 8 to the financial statements in the 2010 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)
The amounts in this column are the aggregate of the payouts under the annual Performance Pay Program and under the Performance Dividend Program.  The amount reported for annual performance-based compensation is for the one-year performance period ended December 31, 2010.  The amount reported for performance dividends is the amount earned at the end of the four-year performance-measurement period of January 1, 2007 through December 31, 2010.  These awards were granted by the Compensation Committee in 2007 and were paid on stock options granted prior to 2010 that were outstanding at the end of 2010.  As described in the CD&A, the Performance Dividend Program was eliminated by the Compensation Committee in 2010 and replaced with performance shares.

The payout reported in column (g) is the first payout in the three-year transition period as described in the CD&A for the open four-year performance-measurement periods (2007-2010, 2008-2011, and 2009-2012) that were granted by the Compensation Committee in 2007, 2008, and 2009, respectively.   The Performance Pay Program, the Performance Dividend Program, and performance shares are described in detail in the CD&A.

The amounts paid under each program to the named executive officers are shown below.

	Annual Performance-Based Compensation ($)	Performance Dividends ($)	Total ($)
M. D. Garrett	719,742	603,518	1,323,260
R. R. Labrato	196,792	99,312	296,104
W. P. Bowers	742,400	534,479	1,276,879
M. A. Brown	282,602	182,945	465,547
D. E. Jones	267,721	153,274	420,995
J. A. Miller	283,955	99,003	382,958

Column (h)
This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) during 2008, 2009, and 2010. The amount included for 2008 is the difference between the actuarial present values of the Pension Benefits measured as of September 30, 2007 and December 31, 2008 – 15 months rather than one year. September 30 was used as the measurement date prior to 2008, because it was the date as of which Southern Company measured its retirement benefit obligations for accounting purposes. Starting in 2008, Southern Company changed its measurement date to December 31. The amounts for 2009 and 2010 are the differences between the actuarial values of the Pension Benefits measured as of December 31, 2008 and 2009, and December 31, 2009 and 2010, respectively. The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed until their benefits commence at the pension plans’ stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2010, see the information following the Pension Benefits table. The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of December 31, 2009 and December 31, 2010 follow:

•	Discount rate for the Pension Plan was decreased to 5.55% as of December 31, 2010 from 5.95% as of December 31, 2009

•	Discount rate for the supplemental pension plans was decreased to 5.05% as of December 31, 2010 from 5.60% as of December 31, 2009

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP).  However, there were no above-market earnings on deferred compensation in 2010, 2009, or 2008.

Column (i)

This column reports the following items: perquisites; tax reimbursements on certain perquisites; Company contributions in 2010 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan, intended to meet requirements of Section 401(k) of the Code; severance payments; and Company contributions in 2010 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP).  The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2010 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Severance Payments ($)	Total ($)
M. D. Garrett	8,357	0	12,495	22,971	1,000,000	1,043,823
R. R. Labrato	4,629	123	12,068	2,045	0	18,865
W. P. Bowers	10,707	0	12,162	20,767	0	43,636
M. A. Brown	6,184	755	12,079	6,487	0	25,505
D. E. Jones	5,649	0	12,495	4,283	0	22,427
J. A. Miller	4,283	344	12,070	3,317	0	20,014

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided. In the initial year, the allowed amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Company-Provided Club Memberships. The Company provided club memberships to certain officers, including all of the named executive officers. The memberships were provided for business use; however, personal use was permitted. The amount included reflects the pro-rata portion of the membership fees paid by the Company that were attributable to the named executive officers’ personal use. Direct costs associated with any personal use, such as meals, were paid for or reimbursed by the employee and therefore are not included.  As described in the CD&A, this perquisite was eliminated effective in 2011.

Personal Use of Corporate-Owned Aircraft.  Southern Company owns aircraft that are used to facilitate business travel.  All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted for Messrs. Garrett and Bowers. The amount reported for such personal use is the incremental cost of providing the benefit — primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

Home Security Systems.  The Company paid for the services of third-party providers for the installation, maintenance, and monitoring of some of the named executive officers’ home security systems.  As reported in the CD&A, this perquisite was eliminated effective in 2011.

Other Miscellaneous Perquisites.  The amount included reflects the full cost of providing personal use of company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at company-sponsored events.

Effective in 2009, for executive officers of Southern Company, including Messrs. Garrett and Bowers, tax reimbursements are no longer made on perquisites, except on relocation benefits.

GRANTS OF PLAN-BASED AWARDS IN 2010

This table provides information on stock option grants made and goals established for future payouts under the performance-based compensation programs during 2010 by the Compensation Committee.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
M. D. Garrett	2/15/2010	5,216	521,552	1,043,104
	2/15/2010				256	25,618	51,236				771,870
	2/15/2010								230,761	31.17	514,597
R. R. Labrato	2/15/2010	1,426	142,603	285,206
	2/15/2010				40	3,975	7,950				119,767
	2/15/2010								35,810	31.17	79,856
W. P. Bowers	2/15/2010	5,157	515,663	1,031,325
	2/15/2010				259	25,920	51,840				780,970
	2/15/2010								233,477	31.17	520,654
	7/27/2010							32,787			1,167,545
M. A. Brown	2/15/2010	2,048	204,784	409,568
	2/15/2010				63	6,302	12,604				189,879
	2/15/2010								56,768	31.17	126,593
D. E. Jones	2/15/2010	1,836	183,632	367,263
	2/15/2010				44	4,396	8,792				132,451
	2/15/2010								39,597	31.17	88,301
J. A. Miller	2/15/2010	1,919	191,862	383,725
	2/15/2010				42	4,169	8,338				125,612
	2/15/2010								37,556	31.17	83,750

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2010 as described in the CD&A.  The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee.  The actual amounts earned are disclosed in the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2010 as described in the CD&A.  The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee.  Earned performance shares will be paid out in Common Stock following the end of the 2010-2012 performance period, based on the extent to which the performance goals are achieved.  Any shares not earned are forfeited.

Column (i)

This column reflects the number of restricted stock units granted on the grant date, as described in the CD&A.

Columns (j) and (k)

Column (j) reflects the number of stock options granted to the named executive officers in 2010, as described in the CD&A, and column (k) reflects the exercise price of the stock options.  The Compensation Committee granted these stock options at its regularly-scheduled meeting on February 15, 2010 which was a holiday.  Under the terms of the Omnibus Incentive Compensation Plan, the exercise price was set at the closing price on February 12, 2010, which was the last trading day prior to the grant date.

Column (l)

This column reflects the aggregate grant date fair value of the performance shares, stock options, and restricted stock units granted in 2010.  For performance shares, the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model.  For stock options, the value is derived using the Black-Scholes stock option pricing model.  For the restricted stock units, the value is based on the closing price of Common Stock on the grant date.  The assumptions used in calculating the values of performance shares and stock options are discussed in Note 8 to the financial statements in the 2010 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

This table provides information pertaining to all outstanding stock options and stock awards (performance shares) held by or granted to the named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name (a)					Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)
M. D. Garrett	17,806	0	29.50	2/13/2014
	52,376	0	32.70	2/18/2015
	94,420	0	33.81	2/20/2016
	100,261	0	36.42	2/19/2017
	69,857	34,929	35.78	2/18/2018
	86,339	172,677	31.39	2/16/2019
	0	230,761	31.17	2/15/2020
							256	9,787
R. R. Labrato	9,646	0	29.50	2/13/2014
	15,707	0	32.70	2/18/2015
	14,602	0	33.81	2/20/2016
	15,432	0	36.42	2/19/2017
	10,787	5,394	35.78	2/18/2018
	10,628	21,254	31.39	2/16/2019
	0	35,810	31.17	2/15/2020
							40	1,529
W. P. Bowers	60,576	0	32.70	2/18/2015
	67,517	0	33.81	2/20/2016
	70,680	0	36.42	2/19/2017
	56,767	28,384	35.78	2/18/2018
	90,942	181,883	31.39	2/16/2019
	0	233,477	31.17	2/15/2020
							259	9,902
					33,190	1,268,854
M. A. Brown	18,820	0	29.50	2/13/2014
	26,199	0	32.70	2/18/2015
	24,590	0	33.81	2/20/2016
	26,112	0	36.42	2/19/2017
	21,563	10,781	35.78	2/18/2018
	20,835	41,668	31.39	2/16/2019
	0	56,768	31.17	2/15/2020
							63	2,408
D. E. Jones	25,795	0	29.50	2/13/2014
	20,275	0	32.70	2/18/2015
	22,927	0	33.81	2/20/2016
	23,886	0	36.42	2/19/2017
	15,453	7,727	35.78	2/18/2018
	14,533	29,064	31.39	2/16/2019
	0	39,597	31.17	2/15/2020
							44	1,682

Outstanding Equity Awards at 2010 Fiscal Year End Continued

	Option Awards				Stock Awards
Name (a)					Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)
J. A. Miller	17,787	0	32.70	2/18/2015
	17,279	0	33.81	2/20/2016
	17,656	0	36.42	2/19/2017
	11,313	5,657	35.78	2/18/2018
	11,146	22,290	31.39	2/16/2019
					13,832	528,797
	0	37,556	31.17	2/15/2020
							42	1,606

Columns (b), (c), (d), and (e)

Stock options vest one-third per year on the anniversary of the grant date.  Options granted from 2004 through 2007 with expiration dates from 2014 through 2017 were fully vested as of December 31, 2010.  The options granted in 2008, 2009, and 2010 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2008	February 18, 2018	February 18, 2011
2009	February 16, 2019	February 16, 2012
2010	February 15, 2020	February 15, 2013

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier.  Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

Columns (f) and (g)

These columns reflect the number of restricted stock units, including the deemed reinvestment of dividends, held as of December 31, 2010.  The value in column (g) is based on the Common Stock closing price on December 31, 2010.  The units granted to Messrs. Bowers and Miller vest on July 27, 2013 and December 31, 2012, respectively.

Columns (h) and (i)

These columns reflect the threshold number of performance shares that can be earned at the end of the three-year performance period (December 31, 2012) that were granted in 2010, as reported in column (f) of the Grants of Plan-Based Awards table.  The value in column (i) is derived by multiplying the number of shares in column (h) by the Common Stock closing price on December 31, 2010 ($38.23).  See further discussion of performance shares in the CD&A.

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
M. D. Garrett	0	0	0	0
R. R. Labrato	6,000	51,301	0	0
W. P. Bowers	0	0	0	0
M. A. Brown	0	0	0	0
D. E. Jones	9,823	88,653	0	0
J. A. Miller	17,889	107,334	0	0

This table reflects the number of shares acquired upon the exercise of stock options during 2010 in column (b) and the value realized in column (c).  The value realized is the difference in the market price over the exercise price on the exercise date.

No stock awards (performance shares and restricted stock units) vested in 2010.

PENSION BENEFITS AT 2010 FISCAL YEAR-END

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
M. D. Garrett	Pension Plan	41.75	1,475,111	0
	Supplemental Benefit Plan (Pension-Related)	41.75	6,735,869	0
	Supplemental Executive Retirement Plan	41.75	2,200,011	0
R. R. Labrato	Pension Plan	30.75	905,311	0
	Supplemental Benefit Plan (Pension-Related)	30.75	399,802	0
	Supplemental Executive Retirement Plan	30.75	324,500	0
W. P. Bowers	Pension Plan	30.67	744,152	0
	Supplemental Benefit Plan (Pension-Related)	30.67	2,412,057	0
	Supplemental Executive Retirement Plan	30.67	1,118,962	0
M. A. Brown	Pension Plan	40.50	1,589,305	0
	Supplemental Benefit Plan (Pension-Related)	40.50	2,030,012	0
	Supplemental Executive Retirement Plan	40.50	861,714	0
D. E. Jones	Pension Plan	29.25	665,751	0
	Supplemental Benefit Plan (Pension-Related)	29.25	647,368	0
	Supplemental Executive Retirement Plan	29.25	357,593	0
J. A. Miller	Pension Plan	23.42	442,124	0
	Supplemental Benefit Plan (Pension-Related)	23.42	289,095	0
	Supplemental Executive Retirement Plan	23.42	296,941	0

Pension Plan
The Pension Plan is a tax-qualified, funded plan.  It is Southern Company’s primary retirement plan.  Generally, all full-time employees participate in this plan after one year of service.  Normal retirement benefits become payable when participants attain age 65 and complete five years of participation.  The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below.  Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits.  The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200.  The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay.  The pay considered for this formula is the base salary rates with no adjustments for voluntary deferrals after 2008.  A statutory limit restricts the amount considered each year; the limit for 2010 was $245,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation.  For this formula, the final average pay computation is the same as above, but annual performance-based compensation paid or deferred during each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have during employment attained age 50 and completed 10 years of participation.  Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement.  However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence.  For example, 64% of the formula benefits are payable starting at age 55.  As of December 31, 2010, Mr. Miller was not retirement-eligible.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment.  All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse.  A reduction applies if a retiring participant chooses a payment form other than a single life annuity.  The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service.  All of the named executive officers are vested in their Pension Plan benefits.  Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years.  If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed, benefits will be paid to a surviving spouse.  A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death.  Payments to a surviving spouse of a participant who could have retired will begin immediately.  Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50.   After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life.   Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes.  The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments.  Outside of the extra service crediting, the normal plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)
The SBP-P is an unfunded retirement plan that is not tax qualified.  This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits.  The SBP-P’s vesting, early retirement, and disability provisions mirror those of the Pension Plan.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored.  When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value.  It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime.  The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.  Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation.  If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation.  The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal.  If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement.  If a vested participant’s death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)
The SERP also is an unfunded retirement plan that is not tax qualified.  This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation.  To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their annual performance-based compensation amounts to the extent they exceed 15% of those base rates (ignoring statutory limits).  This final average pay is used in the 1.7% offset formula to derive a gross benefit.  The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit.  The SERP’s early retirement, survivor benefit, and disability provisions mirror the SBP-P’s provisions.  However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible.  More information about vesting and payment of SERP benefits following a change in control is included in the section entitled Potential Payments upon Termination or Change in Control.

The following assumptions were used in the present value calculations:

•	Discount rate — 5.55% Pension Plan and 5.05% supplemental plans as of December 31, 2010
•	Retirement date — Normal retirement age (65 for all named executive officers)
•	Mortality after normal retirement — RP2000 Combined Healthy with generational projections
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement — None
•	Form of payment for Pension Benefits
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity
	o	Female retirees: 40% single life annuity; 40% level income annuity; 10% joint and 50% survivor annuity; and 10% joint and 100% survivor annuity

•	Spouse ages — Wives two years younger than their husbands
•	Annual performance-based compensation earned but unpaid as of the measurement date — 130% of target opportunity percentages times base rate of pay for year amount is earned.
•	Installment determination — 4.25% discount rate for single sum calculation and 5.00% prime rate during installment payment period

NONQUALIFIED DEFERRED COMPENSATION AS OF 2010 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
M. D. Garrett	-	22,971	77,547	-	1,470,802
R. R. Labrato	164,963	2,045	15,635	-	484,208
W. P. Bowers	612,424	20,767	292,340	-	2,417,346
M. A. Brown	191,675	6,487	36,981	-	935,897
D. E. Jones	-	4,283	48,052	-	1,299,113
J. A. Miller	-	3,317	26,525	-	711,558

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees.  All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred — the Stock Equivalent Account and the Prime Equivalent Account.  Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time.  It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder.  During 2010, the rate of return in the Stock Equivalent Account was 20.8% which was Southern Company’s total shareholder return for 2010.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks.  The interest rate earned on amounts deferred during 2010 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2010.  The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table.  The amounts of performance-based compensation deferred in 2010 were the amounts paid for performance under the annual Performance Pay Program and the Performance Dividend Program that were earned as of December 31, 2009 but not payable until the first quarter of 2010.  These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2010, but not payable until early 2011.  These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP.  Under the Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code.  The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP.  The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant.  The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on both compensation the named executive officers elected to defer and employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company’s prior years’ Information Statements.  The chart below shows the amounts previously reported.

	Amounts Deferred under
	the DCP Prior to 2010	Employer Contributions
	and Reported in Prior	under the SBP Prior to
	Years’ Information	2010 and Reported in Prior Years’
	Statements	Information Statements	Total
	($)	($)	($)
M. D. Garrett	0	117,263	117,263
R. R. Labrato	276,953	3,666	280,619
W. P. Bowers	0	0	0
M. A. Brown	586,625	36,376	623,001
D. E. Jones	0	7,634	7,634
J. A. Miller	0	0	0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events.  The estimated payments would be made under the terms of Southern Company’s compensation and benefit programs or the change-in-control severance program.  All of the named executive officers are participants in Southern Company’s change-in-control severance program for officers.  The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2010 and assumes that the price of Common Stock is the closing market price on December 31, 2010.

Description of Termination and Change-in-Control Events
The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs.  No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events
•	Retirement or Retirement-Eligible – Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation – Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off – Involuntary termination of a named executive officer who is not retirement-eligible not for cause.
•
Involuntary Termination – Involuntary termination of a named executive officer for cause.  Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability – Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events
At the Southern Company or the Company level:
•
Southern Company Change-in-Control I – Consummation of an acquisition by another entity of 20% or more of Common Stock, or following consummation of a merger with another entity, Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II – Consummation of an acquisition by another entity of 35% or more of Common Stock, or following consummation of a merger with another entity, the Company’s stockholders own less than 50% of the Company surviving the merger.

•	Southern Company Termination – Consummation of a merger or other event and Southern Company is not the surviving company or Common Stock is no longer publicly traded.
•
Company Change in Control – Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:
•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason – Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason.  Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events described above.

Lay Off
	Retirement/	(Involuntary			Involuntary
	Retirement-	Termination			Termination
Program	Eligible	Not For Cause)	Resignation	Death or Disability	(For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Prorated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay Off.	Vest; expire earlier of original expiration or three years.	Forfeit.
Performance Shares	Prorated if retire prior to end of performance period.	Forfeit.	Forfeit.	Same as Retirement.	Forfeit.
Restricted Stock Units	Forfeit.	Vest.	Forfeit.	Vest.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.
Deferred Compensation Plan	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per benefit administration committee’s discretion.	Same as Retirement.
Supplemental Benefit Plan – non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the Deferred Compensation Plan.	Same as Retirement.

The chart below describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan.  The Pension Plan is not affected by change-in-control events.
Program	Southern Company Change-in-Control I			Involuntary Change- in-Control-Related Termination or Voluntary Change- in-Control-Related Termination for Good Reason
		Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control

Nonqualified Pension Benefits
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact.  SBP - pension- related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Same as Southern Company Change-in-Control II.	Based on type of change-in-control event.
Annual Performance Pay Program	No program termination is paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Same as Southern Company Change-in-Control I.	Prorated at target performance level.	If not otherwise eligible for payment, if the program still in effect, prorated at target performance level.
Performance Dividend Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at greater of target or actual performance level.	Same as Southern Company Change-in-Control I.	Prorated at greater of actual or target performance level.	If not otherwise eligible for payment, if the program is still in effect, greater of actual or target performance level for year of severance only.
Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change- in-Control-Related Termination or Voluntary Change- in-Control-Related Termination for Good Reason
Restricted Stock Units	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
SBP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Health Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group health plan plus payment of two or three years premium amounts.
Outplace- ment Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments
This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2010.

Pension Benefits
The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2010 under the Pension Plan, the SBP-P, and the SERP are itemized in the chart below. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2010 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP.  The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2010 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments.  Benefits under the SERP would be forfeited.  The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.  The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table.  Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses.  Those plans are described in the notes following the Pension Benefits table.  All of the named executive officers are retirement-eligible on December 31, 2010, except Mr. Miller.

	Retirement ($)		Resignation or Involuntary Termination	Death (payments to a spouse) ($)
M. D. Garrett	Pension	11,521	treated as retiring	5,994
	SBP-P	780,924	treated as retiring	780,924
	SERP	255,058	treated as retiring	255,058
R.R. Labrato	Pension	7,234	treated as retiring	4,370
	SBP-P	50,590	treated as retiring	50,590
	SERP	41,062	treated as retiring	41,062
W. P. Bowers	Pension	5,911	treated as retiring	4,404
	SBP-P	322,865	treated as retiring	322,865
	SERP	149,779	treated as retiring	149,779
M.A. Brown	Pension	12,103	treated as retiring	12,103
	SBP-P	219,922	treated as retiring	2,199,222
	SERP	93,354	treated as retiring	933,542
D. E. Jones	Pension	5,227	treated as retiring	4,208
	SBP-P	87,077	treated as retiring	87,077
	SERP	48,100	treated as retiring	48,100
J. A. Miller	Pension	n/a	2,063	3,388
	SBP-P	n/a	343,377	39,704
	SERP	n/a	0	40,782

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments.  Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control.  Estimates of the single sum payment that would have been made to the named executive officers who were serving as of December 31, 2010, assuming termination as of December 31, 2010 following a change-in-control event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below.  These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P	SERP	SBPA	Total
	($)	($)	($)	($)
M. D. Garrett	7,809,237	2,550,585	0	10,359,822
R. R. Labrato	505,901	410,616	0	916,517
W. P. Bowers	3,228,655	1,497,785	0	4,726,440
M. A. Brown	2,199,222	933,542	0	3,132,764
D. E. Jones	870,774	480,999	0	1,351,773
J. A. Miller	335,253	344,352	0	679,605

The pension benefit amounts in the tables above were calculated as of December 31, 2010 assuming payments would begin as soon as possible under the terms of the plans.  Accordingly, appropriate early retirement reductions were applied.  Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level.  Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit.  The single sum values were based on a 4.25% discount rate.

Annual Performance Pay Program
The amount payable if a change in control had occurred on December 31, 2010 is the greater of target or actual performance.  Because actual payouts for 2010 performance were above the target level, the amount that would have been payable was the actual amount paid as reported in the Summary Compensation Table.

Performance Dividends
Because the assumed termination date is December 31, 2010, there is no additional amount that would be payable other than what was reported in the Summary Compensation Table.  As described in the Traditional Termination Events chart, there is some continuation of benefits under the Performance Dividend Program for retirees.  However, under the change-in-control-related events, performance dividends are payable at the greater of target performance or actual performance.  For the 2007-2010 performance-measurement period, actual performance exceeded target-level performance.

Stock Options, Performance Shares, and Restricted Stock Units (Equity Awards)
Equity Awards would be treated as described in the Termination and Change-in-Control charts above.  Under a Southern Company Termination, all Equity Awards vest.  In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest.  There is no payment associated with Equity Awards unless there is a Southern Company Termination and the participants’ Equity Awards cannot be converted into surviving company awards.  In that event, the value of Equity Awards would be paid to the named executive officers.  For stock options, that value is the excess of the exercise price and the closing price of Common Stock on December 31, 2010 and for performance shares and restricted stock units, it is the closing price on December 31, 2010.  The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options.  It also shows the number and value of performance shares and restricted stock units that would be paid.  Information is shown for the named executive officers serving as of December 31, 2010.

	Number of Stock Options. Performance Shares, and Restricted Stock Units with Accelerated Vesting (#)			Total Number of Stock Options, Performance Shares, and Restricted Stock Units Following Accelerated Vesting (#)			Total Payable in Cash without Conversion of Stock Options, Performance Shares, and Restricted Stock Units ($)
	Stock Options	Performance Shares	Restricted Stock Units	Stock Options	Performance Shares	Restricted Stock Units
M. D. Garrett	438,367	25,618		859,426	25,618		5,680,837
R. R. Labrato	62,458	3,975		139,260	3,975		926,042
W. P. Bowers	443,744	25,920	33,190	790,226	25,920	33,190	6,744,208
M. A. Brown	109,217	6,302		247,336	6,302		1,613,601
D. E. Jones	76,388	4,396		199,257	4,396		1,284,490
J. A. Miller	65,503	4,169	13,832	140,684	4,169	13,832	1,430,293

DCP and SBP
The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above.  There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts.  The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Health Benefits
All of the named executive officers, except Mr. Miller, are retirement-eligible.  Health care benefits are provided to retirees and there is no incremental payment associated with the termination or change-in-control events.  Because Mr. Miller is not retirement-eligible, health care benefits would not become available until he reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart.  The estimated cost of providing two-years of health insurance premiums for Mr. Miller is $13,618.

Financial Planning Perquisite
For the retirement-eligible named executive officers, an additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement.  Mr. Miller is not retirement-eligible.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits
The named executive officers are participants in a change-in-control severance plan.  The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for Cause, or they voluntarily terminate for Good Reason.  The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.  The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Messrs. Garrett and Bowers and one times that amount for the other named executive officers.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2010 in connection with a change in control.

Severance Amount ($)

M. D. Garrett	2,439,909
R. R. Labrato	433,809
W. P. Bowers	2,412,425
M. A. Brown	583,119
D. E. Jones	547,224
J. A. Miller	599,426

COMPENSATION RISK ASSESSMENT

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive risk-taking is not encouraged.  This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Compensation Committee’s consultant, stock ownership requirements, compensation governance practices, and the claw-back provision.
The assessment was reviewed with the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is made up of non-employee directors of Southern Company who have never served as executive officers of Southern Company or the Company.  During 2010, none of Southern Company’s or the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Compensation Committee.

STOCK OWNERSHIP OF CERTAIN OTHER BENEFICIAL OWNERS

According to Schedule 13G filed with the SEC on December 31, 2010, the following reported beneficial ownership of more than 5% of the outstanding shares of the Company’s Class A Preferred Stock as of December 31, 2010:

Name and Address	Shares Beneficially Owned	Percentage of Class Owned
Morgan Stanley Morgan Stanley & Co. Incorporated	114,423	6.4%
1585 Broadway New York, NY 10036

Morgan Stanley is the parent holding company.  Morgan Stanley & Co. Incorporated owns, or may be deemed to beneficially own, the shares in accordance with Rule 13(d)-1(b)(1)(ii)(G), had sole investment power over all of these shares, had no voting power over any of these shares, and disclaimed beneficial ownership of the shares. This information is based solely on the Schedule 13G filed by Morgan Stanley and its wholly-owned subsidiary, Morgan Stanley & Co. Incorporated.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company.  The following table shows the number of shares of Common Stock owned by directors, nominees, and executive officers as of December 31, 2010.  It is based on information furnished by the directors, nominees, and executive officers.  The shares beneficially owned by all directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2010.

		Shares Beneficially Owned Include:
			Shares
			Individuals
	Shares	Deferred	Have Right to	Shares Held
Name of Directors, Nominees,	Beneficially	Stock	Acquire Within	by Family
and Executive Officers	Owned(1)	Units(2)	60 Days(3)	Members(4)
W. Paul Bowers	554,909	0	543,633	0
Robert L. Brown, Jr.	15,167	15,167	0	0
Anna R. Cablik	6,667	6,167	0	500
Thomas A. Fanning	632,748	0	623,244	0
Michael D. Garrett	621,494	0	619,247	0
Stephen S. Green	6,644	0	0	0
Jimmy C. Tallent	2,094	2,094	0	0
Charles K. Tarbutton	3,846	96	0	0
Beverly D. Tatum	1,333	1,269	0	0
D. Gary Thompson	8,504	8,504	0	0
Richard W. Ussery	41,874	0	0	0
E. Jenner Wood, III	8,231	7,225	0	0
Mickey A. Brown	205,997	0	188,657	0
Douglas E. Jones	158,327	0	0	0
Ronnie R. Labrato	111,377	0	104,760	0
Joseph A. Miller	111,990	0	104,502	0
Directors, Nominees, and Executive Officers as a group (19 people)	2,700,406	40,521	2,536,719	500

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)	Each director and/or executive officer disclaims any interest in shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. E. Jenner Wood, III, a director of the Company, is chairman, president, and chief executive officer of SunTrust Bank, Atlanta/Georgia Division Banking Group and executive vice president of SunTrust Banks, Inc.  Ms. Anna R. Cablik, a director of the Company, is a director of BB&T.  Mr. Jimmy C. Tallent, a director of the Company, is president, chief executive officer, and director of United Community Banks, Inc.  During 2010, these banks furnished a number of regular banking services in the ordinary course of business to the Company and certain of these banks served as an underwriter for certain of the Company’s securities offerings.  The Company intends to maintain normal banking relations with all the aforesaid banks in the future.

During 2010, the Company purchased uniforms for $627,377 from Riverside Manufacturing Company.  Mr. W. Jerry Vereen, a director of the Company until August 2010, is chairman, president, and chief executive officer of Riverside Manufacturing Company.

Also, in 2010, the Company purchased reinforcing steel from Anasteel & Supply Company, LLC for $137,696.  Ms. Anna R. Cablik, a director of the Company, is president of Anasteel & Supply Company, LLC.

In 2010, Mr. Norman D. Dennis, the brother-in-law of Mr. Richard W. Ussery, a director of the Company, was employed by the Company as an Environmental Manager and received compensation of $178,870.

In 2010, Mr. W. Craig Barrs and Mr. Thomas P. Bishop, executive officers of the Company, received compensation of $452,972 and $353,326, respectively.  Mr. Stanley W. Connally, Jr., who became an executive officer of the Company in 2010, received compensation of $268,933 in 2010.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.”  Southern Company has a Code of Ethics as well as a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.  The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions.  As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/ services departments prior to being approved by the responsible individual.  The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.